EXHIBIT NO. 23

Consent of Independent Accountants

The Board of Directors
Moog Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-62968, 33-20069, 33-33958, 33-36722, 33-36721, 33-57131, 333-73439 and 333-85657) on Form S-8 of Moog Inc. of our report dated February 15, 2002 relating to the statements of net assets available for benefits of Moog Inc. Savings and Stock Ownership Plan as of September 30, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended which report appears in Amendment No. 1 to the Form 10-K of Moog Inc. for the year ended September 29, 2001.

/s/KPMG LLP

March 25, 2002
Buffalo, New York